Exhibit 10.1

October 15, 2007

Mr. Joseph A. Marengi

Dear Joe:

On behalf of the Board of Directors of Staktek Holdings, Inc. (the “Company”), I am pleased to offer you a position as a Director on our Board, effective immediately upon your acceptance.

You will receive the compensation set forth on the attached Exhibit A. You will be a reporting person for purposes of the federal securities laws, and any trading in Staktek stock will be subject to the Company’s Insider Trading Policy as well as Section 16(b) of the Securities Exchange Act of 1934. The Company will provide you additional information following your acceptance regarding applicable policies and regulations.

This position may include serving on a committee (or committees) of the Board in the future if you agree to serve.

We hope that you decide to join us and we believe that you will be a positive influence on the Board as well as the Company.

Sincerely,

/s/ Wayne R. Lieberman
Wayne R. Lieberman
President, Chief Executive Officer and Director

I accept this offer to serve on the Staktek Board of Directors:

/s/ Joseph A. Marengi
Joseph A. Marengi
October 15, 2007

Exhibit A

STAKTEK HOLDINGS, INC.

DIRECTOR COMPENSATION

Annual Board Fee:	$20,000 ($5,000 per quarter, paid quarterly)

In-Person Board Meeting Fee:	$1,000 per Board meeting attended in person

Committee Meeting Fee:	$750 per committee meeting attended in person

Telephonic Meeting Fee:	$500 per Board or committee meeting attended remotely (via telephone or videoconference)

Equity:	Each Board member will receive a stock option to purchase 100,000 shares (the “Option”) priced at fair market value on date of grant. The Option will vest over four years with an initial one-year cliff of 25%.